Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into May 11, 2011, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416 (hereinafter referred to as the “Company”), and Robert Doran, a resident of St. Charles, Illinois (hereinafter referred to as “Executive,” together with the Company, the “Parties” and each, a “Party”).

ARTICLE 1

EMPLOYMENT

1.01                           Executive shall generally have the authority and responsibilities of Chief Executive Officer of the Company and shall also render such additional services and duties as may be reasonably requested of him from time to time by the Board of Directors of the Company (the “Board”).

1.02                           Executive shall report to the Board, any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of the Board.

ARTICLE 2

BEST EFFORTS OF EXECUTIVE

2.01                           Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the terms of this Agreement, to the reasonable satisfaction of the Company.

ARTICLE 3

TERM OF EMPLOYMENT

3.01                           Executive’s employment pursuant to this Agreement shall continue for a term ending on December 31, 2012 (the “Termination Date”).  Upon the mutual election of the Parties, the term of the Executive’s employment shall be extended for successive one-year periods upon each Party giving written notice to the other not less than 60 days prior to the Termination Date or the end of any extension periods.  The term of this Agreement as determined in this Section 3.01 (including any renewal term in accordance with the immediately preceding sentence) shall be referred to herein as the “Term.”  If the Company or Executive elects not to extend Executive’s employment beyond the end of the Term, then Executive’s employment continues, if at all, on an at-will basis; provided, however that the non-competition, non-solicitation and confidentiality covenants of ARTICLE 7 and ARTICLE 8 shall survive for as long as Executive remains employed by the Company.  In such event, Executive’s base compensation under this Agreement shall continue at Executive’s then-current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

ARTICLE 4

COMPENSATION AND BENEFITS

4.01                           In consideration of the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld therefrom under any provision of applicable law (including but not limited to Social Security taxes, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term).

4.02                           During the Term, Executive shall receive an annual base salary of $355,000 (“Base Salary”), payable monthly in accordance with the Company’s current, established pay periods.  The Company shall cause the Compensation Committee to review Executive’s performance and base salary level each year during the Term, commencing 2011, but the Parties do not anticipate any change the Base Salary prior to the Termination Date. Executive’s Base Salary may be increased (but not decreased), in the sole discretion of the Compensation Committee.

4.03                           As additional compensation under this Agreement, Executive shall be eligible during the Term to receive a bonus of up to 50% of Employee’s Base Salary each calendar year (“Performance Bonus”), the targets for which and the amount of which shall be determined by the Compensation Committee.  Any Performance Bonus shall be deemed a one-time payment for the year in review and shall be payable at any time during the period beginning June 1 and ending June 30 of the calendar year following that to which it relates.  For the calendar year 2011, the Compensation Committee shall communicate to Executive in writing the targets and corresponding bonus amounts for the 2011 Performance Bonus on or before June 30, 2011.  For each calendar year thereafter during the Term, the Compensation Committee shall communicate to Executive in writing the targets and corresponding bonus amounts for the Performance Bonus for such calendar year within 30 days after the Board’s approval of the budget for such calendar year.Notwithstanding the foregoing, no amount of any Performance Bonus shall be paid to Executive for a calendar year unless the Compensation Committee certifies in writing prior to the payment of such Bonus that the targets and any other material terms related to such Bonus were in fact satisfied which certification the Compensation Committee will endeavor in good faith to complete as quickly as practicable.

4.04                           Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other executive employees of the Company from time to time in the sole discretion of the Board, but only to the extent Executive meets the applicable eligibility requirements.  The Company is not obligated to provide or continue any benefits to its employees and may, without any prior notice, discontinue any benefit now provided or as may be provided in the future, in the sole discretion of the Board.  Notwithstanding the forgoing sentence but without duplication, the Company shall reimburse Executive for his cost for coverage under the McDonald’s retiree health insurance program.

4.05                           For each month during the Term, the Company shall reimburse Executive up to $4,000 in order to cover Executive’s reasonably documented expenses for living accommodations in the city in which the Company’s headquarters are located (assuming such city is not the city of Executive’s permanent residence), automobile, travel between the Company’s headquarters and the place of Executive’s permanent residence, and other expenses that are incidental to Executive’s travel between the city of his permanent residence and the Company’s headquarters and the out-of-pocket expenses that Executive incurs to temporarily reside during each week in the city of the Company’s headquarters.  Executive shall, without duplication, still be eligible for reimbursement by the Company for certain other out-of-pocket expenses in accordance with the Company’s policies, as established by the Board.

4.06                           Executive shall be entitled to three weeks of paid vacation per year during the Term, in addition to the Company’s normal holidays, and subject to scheduling and other policies that may be adopted by the Board.  Vacation time shall be scheduled during reasonable times, taking into account the Executive’s duties and obligations at the Company.  Executive shall not be entitled to pay in lieu of unused vacation time or to rollover unused vacation time from one year to the next.  Sick leave and all other leaves of absence shall be in accordance with the Company’s stated personnel policies.

4.07                           Executive agrees that any and all bonuses or equity compensation awards, if any, paid, awarded or vested under this Agreement, shall be subject to the Board’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  In the event of a material breach by Executive of his obligations under ARTICLE 7 or ARTICLE 8 of this Agreement, Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, and the severance payments provided for under ARTICLE 6 of this Agreement, that are paid, awarded or vested under this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments previously paid, awarded or vested the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 4.07 shall survive the termination of this Agreement.

ARTICLE 5

TERMINATION

5.01                           The Company may, subject to applicable law, terminate Executive’s employment by giving Executive two months notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six months or longer.  In the event of such termination, Executive shall receive only that portion of Executive’s compensation earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of his Performance Bonus payable in accordance with Section 4.03, to the extent earned through the date of termination based upon the requirements or criteria established by the Compensation Committee.

5.02                           Executive’s employment shall be deemed terminated upon the death of Executive.  In the event of such termination, Executive shall receive only that portion of Executive’s base salary earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of his Performance Bonus payable in accordance with Section 4.03, to the extent earned through the date of termination based upon the requirements or criteria established by the Compensation Committee.

5.03                           Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice if the termination is based on any of the following events that exclusively constitute “Cause”:

(a)                                  Executive’s breach of this Agreement, if such breach is not cured (provided such breach can be cured) within 30 days of written notice to Executive, provided that Executive shall have only two opportunities to cure during the Term;

(b)                                 Executive’s failure to substantially perform his duties under this Agreement or adhere to any material written Company policy that is applicable to Executive and that results in harm to the Company, if such failure is not cured (provided such failure can be cured) within 30 days of written notice to Executive, provided that Executive shall have only two opportunities to cure during the Term; or Executive’s gross negligence in the performance of such duties or compliance with such policies;

(c)                                  the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company, without the prior written consent of the disinterested directors of the Board;

(d)                                 (i) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or any other crime directly or indirectly involving Executive’s lack of honesty or moral turpitude; (ii) drug or alcohol abuse; (iii) acts of fraud, embezzlement, theft, dishonesty or gross misconduct; or (iv) the material misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or

(e)                                  a breach of Executive’s fiduciary duties to the Company.

In the event of Cause termination, and notwithstanding any contrary provision otherwise stated, Executive shall receive only his Base Salary earned through the date of termination.

5.04                           (a)     In the event Executive’s employment is terminated on or before the Termination Date by the Company without Cause (and other than as outlined in Sections 5.01 and 5.02) or by Executive with Good Reason as defined in Section 6.03, the Company will pay Executive the remainder of Executive’s then unpaid Base Salary for the period commencing on the effective date of such termination and ending on the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following Executive’s termination.

(b)                                 In the event Executive’s employment is terminated during the Term by the Company without Cause (and other than as outlined in Sections 5.01 and 5.02) or by Executive with Good Reason as defined in Section 6.03, or the Company elects not to extend the Term under Section 3.01, Executive shall also be entitled to all or a portion of his Performance Bonus payable in accordance with Section 4.03 to the extent earned through the date of termination based upon the requirements and criteria established by the Compensation Committee.

(c)                                  Payments under this Section 5.04 shall (i) be in addition to any payment which shall be due Executive pursuant to Section 6.01, (ii) not be deemed to be “cash severance-type benefits” under Section 6.01, and (iii) not reduce amounts to which Executive is entitled upon a termination under ARTICLE 6.

ARTICLE 6

SEVERANCE

6.01                           The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to 12 months of Executive’s monthly Base Salary at the time of Executive’s termination if (a) the employment of Executive is terminated by the Company without Cause at any time, or (b) Executive terminates his employment for “Good Reason” at any time.  For the purposes of this Section 6.01 such termination may occur at any time during the Term, whether before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 6.03.

Nothing in this Section 6.01 shall limit the authority of the Board to terminate Executive’s employment for Cause in accordance with Section 5.03.  Payment of the Severance Payment pursuant to Section 6.01, less customary withholdings, shall be made in one lump sum on the 30th day following Executive’s termination or resignation.  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 6.01.

6.02                           If the Company is obligated to pay the Severance Payment provided in Section 6.01, and if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company will pay on Executive’s behalf the premiums for such coverage for the lesser of 12 months or such time as Executive’s COBRA/continuation rights expire, and cause the immediate vesting of any unvested stock options then held by Executive.

6.03                           “Good Reason” will be deemed to have occurred if :

(a)                                  there is an actual or de facto material reduction by the Board of Director’s in Executive’s title or position, an assignment to Executive of material duties that are inconsistent with Executive’s title or position, or a material diminution to Executive’s reporting relationship with the Chairman of the Board and Board of Directors; or

(b)                                 the Company, its successors or assigns, breaches any of its material financial obligations under this Agreement and does not correct any such breach within 30 days of receiving notice thereof from Executive.

If Executive intends to terminate this Agreement for Good Reason: (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least 60 days prior to such termination, and such notice must be given within 90 days following the facts or event alleged to give rise to Good Reason; (ii) such grounds for Good Reason must continue and not be remedied for a period of 30 days or more following the Company’s receipt of such notice; and (iii) Executive must terminate his employment no later than six months following the date of the initial existence of the grounds for Good Reason.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

6.04                           Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement shall satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code and the Regulations and guidance issued thereunder (“Section 409A”) in a manner that will preclude the imposition of the additional tax, penalties and interest described in Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.  If the Company and Executive make a good faith determination that the compensation provided under this Agreement is likely to be subject to the additional tax, penalties or interest imposed by Section 409A, the Company and Executive shall use their best commercially reasonable efforts to modify the Agreement to reduce the risk that such additional tax, penalties or interest will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Executive hereunder.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments hereunder are determined to be subject to Section 409A and are contingent on a termination of employment:  (i) no event shall be considered a termination of employment unless such termination is considered a ‘separation from service’ as such term is defined under Section 409A and (ii) if Executive is considered a ‘specified employee’ as such term is defined under Section 409A, payments made on account of Executive’s termination of employment shall be delayed for six months and the delayed payments will be paid in a lump sum without interest on the first day of the month following such six-month delay.”

6.05                           All severance payments made under this ARTICLE 6, shall be conditioned upon Executive’s signing a separation agreement and release in a form acceptable to the Company,

and the statutory period for rescinding such release expiring, on or before the 30th day following Executive’s termination of employment, which agreement shall be provided by the Company to Executive within three days of termination and shall include, at a minimum, a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

6.06                           Executive acknowledges that he has waived and is not entitled to any bonus payments or Performance Bonus through the Company’s 2010 fiscal year.

6.07                           If Executive’s employment is terminated without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) the Severance Payment provided in Section 6.01, and (b) in accordance with Section 5.04, (i) a pro rata share of accrued Performance Bonus and (ii) if such termination occurs on or before the Termination Date, his Base Salary through the Termination Date.

ARTICLE 7

NONDISCLOSURE

7.01                           Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, recipes, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by the Company.  Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  Executive agrees that during Executive’s employment with the Company and for five years thereafter to maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.  Executive acknowledges and agrees that in accordance with Section 4.07 its rights to compensation, including Severance Payments, and benefits from the Company are contingent upon compliance with the covenants in this Section 7.01.

7.02                           The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party.

7.03                           In the event of a breach or threatened breach by Executive of the provisions of this ARTICLE 7, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

7.04                           Executive understands and agrees that any violation of this ARTICLE 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause pursuant to Section 5.03 hereof.

ARTICLE 8

NONCOMPETITION AND NON-RECRUITMENT

8.01                           The Company and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; (ii) as a consequence of using or associating himself with the Company’s name, goodwill, and reputation, Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information.  In light of these considerations, this ARTICLE 8 sets forth the terms and conditions of Executive’s obligations of non-competition and non-recruitment during the term of and subsequent to the termination of this Agreement and Executive’s employment for any reason.

8.02                           During Executive’s employment with the Company and for 12 months thereafter, Executive shall not, directly or indirectly (a) engage (as an individual or as a stockholder, trustee, partner, financier, agent, employee, consultant or representative of any person, firm, corporation, or association), or have any interest in any business that is competitive in any way with the Company and that has operations or plans to have operations within any states where the Company or any of its subsidiaries conducts or proposes to conduct business at such time (a “Prohibited Business”), or (b) assist or engage in any business related activities involving those services offered or under development by the Company, or being actively considered by the Company; provided, however, that Executive may continue to engage in its Permitted Activities (as defined below) and may hold, purchase or otherwise acquire up to five percent as a passive investor in any class of securities of a business or entity if such securities are listed on a national securities exchange.  Executive acknowledges and agrees that in accordance with

Section 4.07 its rights to compensation, including Severance Payments and benefits from the Company are contingent upon compliance with the covenants in this Section 8.02.

“Permitted Activities” means Executive’s duties on the date of this Agreement as an advisory director of Tranic LLC, McDonalds of Hawaii, and Hawaiian Development Corporation.

8.03                           Executive agrees that the duration of, and geographic area subject to, the covenant not to compete set forth in Section 8.02 are reasonable.  However, if any court determines that the duration or the geographic area, or both of them, are unreasonable, and any such covenant is unenforceable, Executive agrees that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render such covenant unenforceable.  Executive also agrees that such covenants shall be deemed to be a series of separate covenants, one for each and every state or country of the geographic area where the covenant not to compete is intended to be effective.

8.04                           At its sole option, the Company may, by express written notice to Executive, waive or limit the time and geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

8.05                           During Executive’s employment with the Company and for 12 months thereafter, Executive shall not, directly or indirectly solicit, recruit or hire any employee of the Company or any of its subsidiaries.

8.06                           Executive agrees that breach by him of the provisions of this ARTICLE 8 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this ARTICLE 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

8.07                           Executive understands and agrees that any violation of this ARTICLE 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause pursuant to Section 5.03 hereof.

ARTICLE 9

MISCELLANEOUS

9.01                           This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.

9.02                           This Agreement is personal to Executive, and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company and the Company may require any successors or assigns to expressly assume and agree to perform the Company’s obligations under this Agreement.

9.03                           The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other executive.

9.04                           This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

9.05                           To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

9.06                           Remedies.  Any dispute or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration by a single arbitrator selected by employer and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)                                  In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)                                 The arbitrator, in his or her discretion, may award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to the prevailing party as determined by the arbitrator.

(c)                                  In the event of noncompliance or violation, as the case may be, of ARTICLE 7 or ARTICLE 8 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate, if it and such court reasonably determines that the Company would have no adequate remedy at law for such violation or noncompliance.

Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Companies to do so if Executive chooses.  Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein.  Executive further acknowledges that Executive has read this Agreement and understands all of its terms.  Further, Executive acknowledges that Executive has consulted with and has been represented by the law firm of Howard & Howard Attorneys PLLC in connection with entering into this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the following parties have executed the above instrument the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ Steven J. Wagenheim

Its: President

EXECUTIVE

By	/s/ Robert Doran
Robert Doran

[Signature Page Granite City Food & Brewery Ltd. Executive Employment Agreement With Rob Doran]